                                                            Exhibit 99.1

November 22, 2004


Mr. Paul Favaro
1114 West Lill Avenue
Chicago IL 60614



Dear Paul:

On behalf of Nordstrom, Inc., we wish to extend to you the following offer to join our company as Executive Vice President of Strategy and
Development.   You are tentatively scheduled to begin work on February
1, 2005.

Outlined below is our offer to you:

The salary for this position is $370,000 per year, payable semi-monthly.

We will provide a full relocation as per our "Category 0" Executive relocation guidelines. A representative from our relocation department will contact you to initiate the relocation process.


Upon completion of any eligibility requirements, you may participate in the Nordstrom medical, dental, and vision Plans; the 401(k) Plan and Profit Sharing; and the Employee Stock Purchase Plan.

We will reimburse you the difference between the COBRA payment and your current health insurance contribution until you become eligible to participate in the Nordstrom medical plan on March 1, 2005.

You will have 184 hours of Paid Time Off (PTO) available to you upon hire. This equals 4 weeks and 3 days.

You and your immediate family members will be entitled to a 33% employee discount on merchandise and certain services, and a 20% discount on certain food products in our restaurants.

You will also be eligible for these additional leadership benefits:

Leadership level benefits program, which is an enhancement of the basic disability and life insurance coverage. The benefits also include reimbursement for covered out-of-pocket medical, dental, vision, and prescription expenses up to a $10,000 limit.

Leadership Bonus Plan, in which your bonus opportunity ranges from 0% to 150% of base salary, with a target of 60%.

Paul Favaro
November 22, 2004
Page Two



Participation in the long-term incentive plan, including a new-hire grant and the annual grant in February. The new hire grant will be effective on the first day of your employment and consist of 10,000 non-qualified stock options, vesting equally over a 4-year period; and 5,000 restricted shares vesting equally over 5 years. You are eligible for an annual grant at the 150% of base level.

Eligibility for the Supplemental Executive Retirement Program with full benefit potential at age 58.

Executive Deferred Compensation Plan, a supplemental source for savings and retirement income through pre-tax deferral of base compensation and bonus.

Reimbursement for professional financial planning services up to $4,000 per calendar year.

Monthly company paid parking up to $195 per month.

These additional benefits are subject to change at any time should we modify the programs or plan features.

Paul Favaro
November 22, 2004
Page Three



It is important to note that Nordstrom is an at-will employer. Nothing in this letter constitutes an employment contract. If there is a discrepancy between information in this letter and any official plan documents for contract, the official document will determine how the plans work and benefits are paid.

Ideally we would agree to these terms in the course of the next 30 days to implement a smooth and proper transition into this new role for 2005. We also understand that you would be relocating to Seattle as soon as possible, which would be at the end of the school year. In the interim we agree that you will utilize our Michigan Avenue store as home base and will continue to spend the appropriate time here in Seattle.

Paul, we are excited about you joining Nordstrom! We believe that we can provide you with an exciting and challenging career opportunity. Please confirm your acceptance by signing below and returning a copy to us.

Sincerely,


/s/  Blake Nordstrom

Blake Nordstrom
President
Nordstrom, Inc

November 22, 2004

Accepted by:

/s/  Paul Favaro
----------------
Name

11/29/04
--------
Date